Exhibit 99.1

FOR IMMEDIATE RELEASE Guardion Health Sciences, Inc. 15150 Avenue of Science, Ste. 200 San Diego, CA 92128 Ph 858.605.9055; Fax 858.630.5543 www.guardionhealth.com

Guardion Health Sciences Closes $5 Million Common Equity Financing

San Diego, California – November 6, 2017 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”), a leader in the field of ocular health technologies and products, completed a private placement of its common stock on November 3, 2017, raising an aggregate of $5,000,001.05 through the sale of 4,347,827 shares of common stock.

The Company sold the common shares to Lianluo Smart Limited, a company listed on the NasdaqCM (trading symbol: LLIT) and based in Beijing, China (“LLIT”), and its affiliated company, Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”). Pursuant to the Stock Purchase Agreement, LLIT purchased 1,304,348 shares of common stock of Guardion at a price of $1.15 per share for a total investment of $1,500,000.20 and Digital Grid purchased 3,043,479 shares of common stock of Guardion at a price of $1.15 per share for a total investment of $3,500,000.85. Hangzhou Lianluo Interactive Information Technology Co., Ltd., a company listed on the Shenzhen Stock Exchange (trading symbol: 002280), owns 64.18% of LLIT and 100% of Digital Grid.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) and Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended.

The Company is obligated to file a registration statement with the Securities and Exchange Commission (the "SEC") within 30 days of the effective date of the transaction to register the shares for resale. The Company is obligated to use its commercially reasonable efforts to cause the registration statement to become effective with the SEC as promptly as practicable following the date the registration statement is filed with the SEC.

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The Company intends to use the proceeds from the sale of the shares for general working capital purposes, including, without limitation, on product development and commercialization, development of intellectual property, purchases of inventory, sales and marketing, and other operating expenses. The Company anticipates that a portion of the proceeds will be used to accelerate the expansion of the operations of the Company’s recently acquired, wholly-owned subsidiary, VectorVision, and to fund the development of additional products in Guardion’s pipeline.

The Company had previously issued shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the “Preferred Stock”). The completion of the private placement triggered the automatic conversion of the Preferred Stock into shares of common stock. Accordingly, immediately following the completion of the private placement, the Company effected the conversion of all outstanding shares of Preferred Stock into shares of common stock. As of October 31, 2017, the shares of Preferred Stock were convertible into 6,981,938 shares of common stock, excluding any shares of common stock issuable for accrued but unpaid dividends from October 1, 2017 through the effective date of the conversion. As a result of the completion of the private placement, all shares of Preferred Stock have been converted into shares of common stock.

Commented Guardion CEO and founder, Michael Favish, “We are pleased to announce this significant and timely investment in Guardion by Digital Grid and Lianluo Smart Limited. We are truly delighted to be associated with such organizations.”

Mr. Favish continued, “We will be focusing our efforts on utilizing our proprietary ocular healthcare technologies and products to expand our operations in key global markets. We will also be exploring the acquisition of other products and technologies that fit within the scope of our business plans.”

About Guardion Health Sciences, Inc.

Guardion Health Sciences, Inc. is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance.  Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence based protocol for the treatment of a depleted macular protective pigment.

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About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”), as well as the financial statements included therein and in subsequent Form 10-Q filings. These filings are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Michael Favish
Chief Executive Officer

Telephone: (858) 605-9055 x 201
E-mail: mfavish@guardionhealth.com

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